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                                                                     Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                          (in thousands, except ratios)
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
                                                                             Nine Months Ended
                                                                               September 30,
                                                                     ----------------------------------
                                                                         1996                   1995
                                                                     -----------             ----------
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
(Loss) Income before income taxes and minority interest             $  (26,453)              $ 47,442
Minority interest in loss (income) of majority-owned subsidiaries       11,899                 (3,768)
                                                                     ---------               --------
(Loss) Income before income taxes                                      (14,554)                43,674
                                                                     ---------               --------
Add fixed charges included in (loss) income:
  Interest expense                                                       6,133                  5,460
  Amortization of deferred financing costs                                 186                    156
  Interest portion of rental expenses (33%)                              1,463                    679
                                                                    ----------               --------
   Sub-total fixed charges included in (loss) income                     7,782                  6,295
                                                                    ----------               --------
(Loss) Income                                                       $   (6,772)              $ 49,969
                                                                    ==========               ========
Fixed Charges
Included in (loss) income                                           $    7,782               $  6,295
Capitalized interest                                                     4,492                  5,754
                                                                     ---------               --------
 Total fixed charges                                                    12,274                 12,049
                                                                      --------                -------
Preferred dividends                                                      2,222                  8,763
                                                                     ---------               --------
 Combined fixed charges and preferred dividends                      $  14,496               $ 20,812
                                                                      ========                =======
Ratio of earnings to fixed charges                                           -                   4.15

Amount by which fixed charges exceed earnings                       $   19,046                      -


Ratio of earnings to combined fixed charges
  and preferred dividends                                                    -                   2.40

Amount by which combined fixed charges and
  preferred dividends exceed earnings                                $  21,268                      -
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